From: EnviroStar, Inc.

290 NE 68 Street

Miami, FL 33138

Henry M. Nahmad (305) 754-8676

Rob Lazar (305) 754-8676

EnviroStar, Inc. to acquire Tri-State Technical Services, Inc.

Miami, Florida – September 11, 2017 – EnviroStar, Inc. (NYSE American: EVI) announced today that it has executed a definitive asset purchase agreement to acquire substantially all of the assets of Tri-State Technical Services, Inc., a leading distributor of commercial, industrial, and vended laundry products and a provider of installation and maintenance services to the new and replacement segments of the commercial, industrial, and vended laundry industry. The transaction is expected to close within the next 45 days, subject to customary due diligence and closing conditions. EVI expects the addition of Tri-State to be accretive to its current fiscal year ended June 30, 2018. The purchase price to be paid is $16,500,000, of which 50% will be paid in cash and 50% will be paid in EVI common stock.

Founded in 1995 by Matt Stephenson, the Georgia based distributor and service provider operates from four distribution facilities serving over 8,500 customers throughout Georgia, South Carolina, North Carolina, and southern Virginia, some of the fastest growing and most stable laundry markets in the nation. Tri-State has 66 employees, including 28 service personnel, and distributes a comprehensive line of laundry equipment and related parts and supplies, consisting of over 7,500 SKU’s that include Pellerin-Milnor, Chicago Dryer, Speed Queen, and Maytag branded products.

For over 22 years, Tri-State has operated under the continuous ownership and management of Matt Stephenson. Under his direction, Tri-State has increased its revenues, profitability, and market share, resulting in recognition as one of the leading distributors and service providers in the southeast. In addition to an experienced sales team with a record of consistent sales growth, Tri-State boasts a robust service organization that is the cornerstone of longstanding customer relationships leading to predictable revenues and profitability. For the twelve months ended June 30, 2017, Tri-State generated revenues of approximately $27 million, which were derived from the sale of equipment, parts, and supplies, the performance of installation and maintenance services, and from the rental of commercial and vended laundry equipment.

Consistent with EVI’s operating philosophy, Tri-State will operate as a subsidiary of EVI under its current name and from its present locations, and will continue to be led by Matt Stephenson and Tri-State’s existing employees. The addition of Tri-State provides EVI contiguous territory from Florida through the southern mid-Atlantic states, which will create new opportunities to deliver more products and technical services to EVI’s growing customer base in the region.

Matt Stephenson, President of Tri-State said: “On behalf of everyone at Tri-State, we are excited to be joining the growing group of outstanding commercial laundry distributors in the EVI family. I believe in the EVI vision and we are confident that with EVI, Tri-State will continue to expand and be a valuable contributor to EVI’s long-term growth objectives.”

Henry M. Nahmad, EVI’s Chairman and Chief Executive Officer, commented: “EVI is a growing group of accomplished entrepreneurs with an unrelenting passion and commitment for growth. Our operating philosophy is a natural fit for these entrepreneurs who also seek to continue building their company as part of a broad family of businesses with the common goal of creating a North American enterprise. Matt Stephenson exemplifies the entrepreneurial vision and drive we pursue. Consequently, we are thrilled to welcome Matt and the Tri-State team to the EVI family and we look forward to their valuable contributions.”

About EnviroStar

EnviroStar, Inc. is a distributor of commercial, industrial, and vended laundry products and industrial boilers, including related parts and supplies. Through its subsidiaries, EVI sells its products and provides installation and maintenance services to thousands of customers across the United States, the Caribbean, and Latin America.

Forward-Looking Statements

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EnviroStar, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, that the proposed acquisition of Tri-State may not be accretive to EnviroStar’s earnings or otherwise have a positive impact on EnviroStar’s operating results or financial condition to the extent anticipated or at all, integration risks, risks related to the business, operations and prospects of Tri-State and EnviroStar’s plans with respect thereto, the risk that the conditions to closing the proposed acquisition may not be satisfied and that the proposed acquisition may not otherwise be consummated when expected, in accordance with the contemplated terms, or at all, and the risks related to EnviroStar’s operations, results, financial condition, financial resources, and growth strategy, including EnviroStar’s ability to find and complete other acquisition opportunities, and the impact of any such acquisitions on EnviroStar’s operations, results and financial condition. Reference is also made to other economic, competitive, governmental, technological and other risks and factors discussed in EnviroStar’s filings with the Securities and Exchange Commission, including, without limitation, those disclosed in the “Risk Factors” section of EnviroStar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the SEC on September 20, 2016. Many of these risks and factors are beyond EnviroStar’s control. In addition, past performance and perceived trends may not be indicative of future results. EnviroStar cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. EnviroStar does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.